CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Global Medium-Term Notes, Series A	$3,358,500	$389.92

(1)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933.

Pricing Supplement dated December 23, 2010 (To the Prospectus dated August 31, 2010 and Prospectus Supplement dated August 31, 2010) Filed Pursuant to Rule 424(b)(2) Registration No. 333-169119

$3,358,500 Return Optimization Securities with Partial Protection

Barclays Bank PLC Securities linked to Gold due December 28, 2012

Investment Description

Return Optimization Securities with Partial Protection (“ROSPP” or the “Securities”) are unconditional, unsecured and unsubordinated securities issued by Barclays Bank PLC (the “Issuer”) linked to the price of gold as described under “Description of the Reference Asset” in this pricing supplement (“Gold”). The ROSPP are designed to enhance returns in a moderate-return environment—meaning an environment in which Gold generally experiences moderate appreciation. If the Gold Return is positive, at maturity you will receive your initial investment plus 1.5 times the Gold Return, up to the Maximum Gain of 22.80%, providing you with an opportunity to outperform Gold. If the Gold Return is between 0 and -10% (inclusive), at maturity you will receive your principal. If the Gold Return is below -10%, at maturity you will lose 1% (or a fraction thereof) of your principal for every 1% (or a fraction thereof) that the Gold Return is below -10%. Accordingly, if the price of Gold declines by more than 10% over the term of the ROSPP, you may lose up to 90% of your principal. Investing in the ROSPP involves significant risks including potential loss of up to 90% of your initial investment, limited appreciation at maturity and Barclays Bank PLC’s credit risk. The partial protection feature applies only if the ROSPP are held to maturity. Any payment on the ROSPP, including any partial protection feature, is subject to the creditworthiness of the Issuer and is not, either directly or indirectly, an obligation of any third party.

Features

❑

Tactical Investment Opportunity: If you are seeking market exposure to Gold, the ROSPP may provide an alternative to traditional investments. At maturity, the ROSPP enhance any positive Gold Return up to the Maximum Gain while providing an initial cushion from negative Gold Return at maturity. In moderate-return environments, this strategy provides the opportunity to outperform investments that track the performance of Gold.

❑	Diversification: The ROSPP provide diversification within your portfolio through exposure to Gold.

❑

Partial Protection Feature: If you hold the ROSPP to maturity, your investment will be protected from the first 10% decline in the Gold Return, subject to the creditworthiness of the Issuer, and will have 1-for-1 downside exposure to any negative Gold Return below -10%.

Key Dates

Trade Date	December 23, 2010
Settlement Date	December 29, 2010
Final Valuation Date[1]	December 24, 2012
Maturity Date[1]	December 28, 2012

1	Subject to postponement in the event of a market disruption event and as described under “Reference Assets—Commodities—Market Disruption Events Relating to Securities with a Commodity as the Reference Asset” in the prospectus supplement.

Security Offering

We are offering Return Optimization Securities with Partial Protection linked to the performance of Gold. If the Gold Return is positive over the term of the ROSPP, at maturity you will receive your principal plus a return equal to 1.5 times the Gold Return, up to the Maximum Gain. If the Gold Return is between 0 and -10% (inclusive), at maturity you will receive your principal. If the Gold Return is below -10%, at maturity you will lose 1% (or a fraction thereof) of your principal for every 1% (or a fraction thereof) that the Gold Return is below -10%. The Maximum Gain for the ROSPP and the maximum payment at maturity are listed below. The ROSPP are our unsecured obligations and are offered at a minimum investment of $1,000 (100 Securities) in denominations of $10 and integral multiplies thereof.

Offering	Multiplier	Maximum Gain	Maximum Payment at Maturity per $10 Security	Gold Starting Price	CUSIP	ISIN
ROSPP linked to Gold	1.5x	22.80%	$12.28	$1,373.50/troy ounce	06740P718	US06740P7188

See “Additional Information about Barclays Bank PLC and the Securities” on page PS-2 of this pricing supplement. The Securities will have the terms specified in the prospectus dated August 31, 2010, the prospectus supplement dated August 31, 2010, and this pricing supplement.

See “Key Risks” on page PS-5 of this pricing supplement and “Risk Factors” beginning on page S-5 of the prospectus supplement for risks related to investing in the Securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

We may use this pricing supplement in the initial sale of Securities. In addition, Barclays Capital Inc. or any other of our affiliates may use this pricing supplement in market resale transactions in any Securities after the initial sale. Unless we or our agent informs you otherwise in the confirmation of sale, this pricing supplement is being used in a market resale transaction.

The Securities constitute Barclays Bank PLC’s direct, unconditional, unsecured and unsubordinated obligations and are not deposit liabilities and are not insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction.

	Price to Public	Underwriting Discount	Proceeds to Barclays Bank PLC
Per Security	$10.00	$0.20	$9.80
Total	$3,358,500	$67,170	$3,291,330

UBS Financial Services Inc.	Barclays Capital Inc.

Additional Information about Barclays Bank PLC and the ROSPP

You should read this pricing supplement together with the prospectus dated August 31, 2010, as supplemented by the prospectus supplement dated August 31, 2010, relating to our Global Medium-Term Securities, Series A, of which these Securities are a part. This pricing supplement, together with the documents listed below, contains the terms of the Securities and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the prospectus supplement, as the Securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Securities.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

♦	Prospectus dated August 31, 2010:

http://www.sec.gov/Archives/edgar/data/312070/000119312510201448/df3asr.htm

♦	Prospectus supplement dated August 31, 2010:

http://www.sec.gov/Archives/edgar/data/312070/000119312510201604/d424b3.htm

Our SEC file number is 1-10257. References to “Barclays,” “Barclays Bank PLC,” “we,” “our” and “us” refer only to Barclays Bank PLC and not to its consolidated subsidiaries. In this document, “Securities” refers to the Return Optimization Securities with Partial Protection linked to the price of Gold that are offered hereby, unless the context otherwise requires.

Investor Suitability

The ROSPP may be suitable for you if:

♦

You believe that the price of Gold will appreciate moderately—meaning that you believe that the price of Gold will appreciate over the term of the ROSPP, although such appreciation is unlikely to exceed the Maximum Gain of 22.80% at maturity.

♦	You are willing to risk losing up to 90% of your initial investment.

♦	You do not seek current income from this investment.

♦	You are willing and able to hold the ROSPP to maturity, a term of approximately 24 months.

♦	You are willing to invest in securities for which there may be little or no secondary market.
You are comfortable with the creditworthiness of Barclays Bank PLC, as Issuer of the ROSPP.

♦	You seek an investment whose return is linked to the price of Gold.

♦	You are willing to invest in the Securities subject to the Maximum Gain of 22.80%.

The ROSPP may not be suitable for you if:

♦	You do not believe that the price of Gold will appreciate over the term of the ROSPP, or you believe that the price of Gold will appreciate by more than the Maximum Gain of 22.80% at maturity.

♦

You are unwilling to make an investment that is exposed to the full downside performance risk of the price of Gold beyond the Protection Percentage (i.e., when the price of Gold declines by more than 10% over the term of the ROSPP).

♦	You seek an investment that is exposed to the full potential appreciation of the price of Gold, without the cap of the Maximum Gain of 22.80% at maturity.

♦	You seek current income from this investment.

♦	You are unwilling or unable to hold the ROSPP to maturity, a term of approximately 24 months

♦	You are not willing or unable to assume the credit risk associated with Barclays Bank PLC, as Issuer of the ROSPP.

♦	You seek an investment for which there will be an active secondary market.

♦	You do not seek an investment with exposure to the price of Gold.

The suitability considerations identified above are not exhaustive. Whether or not the Securities are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Securities in light of your particular circumstances. You should also review carefully the ‘Key Risks” beginning on page PS-5 of this pricing supplement as well as the “Risk Factors” beginning on page S-5 of the prospectus supplement for risks related to an investment in the Securities.

Final Terms

Issuer:	Barclays Bank PLC
Issue Price:	$10.00 per ROSPP
Minimum Investment:	$1,000.00 (100 Securities)
Term:	24 months
Reference Asset[1]:	Gold as described under “Description of the Reference Asset” in this pricing supplement.
Payment at Maturity (per $10.00):

If the product of the Gold Return and the Multiplier is equal to or greater than the Maximum Gain, you will receive:

$10.00 + ($10.00 x Maximum Gain)

If the Gold Return is positive and the product of the Gold Return and the Multiplier is less than the Maximum Gain, you will receive:

$10.00 + ($10.00 x Multiplier x Gold Return)

If the Gold Return is between zero and -10% (inclusive), you will receive a cash payment equal to the principal amount of your ROSPP:

$10.00

If the Gold Return is below -10%, you will lose 1% (or a fraction thereof) of your principal for every 1% (or a fraction thereof) that the Gold Return is below -10%. Accordingly, you will receive:

$10.00 + ($10.00

x [Gold Return + Protection Percentage])

In this case, you may lose up to 90% of your principal investment.

Your principal is protected up to 10% only if you hold the Securities to maturity. Any payment on the Securities, including any principal protection feature, is subject to the creditworthiness of the Issuer and is not guaranteed by any third party. For a description of risks with respect to the ability of Barclays Bank PLC to satisfy its obligations as they come due, see “Key Risks—Credit of Issuer” in this pricing supplement.

Multiplier:	1.5
Maximum Gain:	22.80%
Protection Percentage:[2]	10%
Gold Return	Gold Ending Price-Gold Starting Price Gold Starting Price
Gold Starting Price:	$1,373.50/troy ounce, which was the settlement price of Gold on the Trade Date as described under “Description of the Reference Asset” in this pricing supplement.
Gold Ending Price:	The settlement price of Gold on the Final Valuation Date as described under “Description of the Reference Asset” in this pricing supplement.
Calculation Agent:	Barclays Bank PLC

Determining Payment at Maturity

You will receive your initial investment reduced by 1% (or a fraction thereof) for every 1% (or a fraction thereof) that the Gold Return is below -10%, calculated as follows:

$10.00 + ($10.00 x [Gold Return + Protection Percentage])

In this case, you may lose up to 90% of your principal investment.

[1]	For a description of adjustments that may affect the reference asset, see “Reference Assets—Commodities—Discontinuation of Trading; Alteration of Method of Calculation” in the prospectus supplement.
[2]

Any payment on the Securities, including partial principal protection, is dependent on the ability of Barclays Bank PLC to satisfy its obligations when they come due and is not, either directly or indirectly, an obligation of any third party.

Scenario Analysis and Examples at Maturity

The following scenario analyses are based on a Maximum Gain of 22.80% and a range of performance in the price of Gold from +40% to -40%. The price of Gold may decline by more than 40% and you therefore may lose up to 90% of your initial investment.

The examples and table below illustrate the payment at maturity for a $10.00 Security on a hypothetical offering of Securities, with the following terms:*

Term:	24 months
Gold Starting Price:	$1,373.50
Multiplier:	1.5
Maximum Gain:	22.80%
Protection Percentage:	10.00%

*	Numbers have been rounded for ease of analysis.

Gold Ending Price (USD/troy ounce)	Gold Return	Payment at Maturity	Total Return at Maturity
2,128.93	55.00%	$12.28	22.80%
1,991.58	45.00%	$12.28	22.80%
1,854.23	35.00%	$12.28	22.80%
1,785.55	30.00%	$12.28	22.80%
1,716.88	25.00%	$12.28	22.80%
1,648.20	20.00%	$12.28	22.80%
1,582.27	15.20%	$12.28	22.80%
1,579.53	15.00%	$12.25	22.50%
1,510.85	10.00%	$11.50	15.00%
1,442.18	5.00%	$10.75	7.50%
1,373.50	0.00%	$10.00	0.00%
1,304.83	-5.00%	$10.00	0.00%
1,236.15	-10.00%	$10.00	0.00%
1,167.48	-15.00%	$ 9.50	-5.00%
1,098.80	-20.00%	$ 9.00	-10.00%
961.45	-30.00%	$ 8.00	-20.00%
824.10	-40.00%	$ 7.00	-30.00%
686.75	-50.00%	$ 6.00	-40.00%
549.40	-60.00%	$ 5.00	-50.00%
412.05	-70.00%	$ 4.00	-60.00%
274.70	-80.00%	$ 3.00	-70.00%
137.35	-90.00%	$ 2.00	-80.00%
0.00	-100.00%	$ 1.00	-90.00%

Example 1—On the Final Valuation Date, the Gold Ending Price closes 3% above the Gold Starting Price.

Because the Gold Return is 3%, you will receive one and a half times the Gold Return, or a 4.50% total return, and your payment at maturity of $10.45 per $10.00 ROSPP will be calculated as follows:

$10.00 + ($10.00 x (1.5 x 3%)) = $10.00 + $0.45 = $10.45

Example 2—On the Final Valuation Date, the Gold Ending Price closes 20% above the Gold Starting Price.

Because 1.5 times the Gold Return of 20% is more than the Maximum Gain of 22.80%, you will receive the Maximum Gain of 22.80%, or $12.28 per $10.00 ROSPP.

Example 3—On the Final Valuation Date, the Gold Ending Price closes 3% below the Gold Starting Price.

Because the decline from the Gold Starting Price to the Gold Ending Price is less than the Protection Percentage, you will receive a cash payment of $10.00.

Example 4—On the Final Valuation Date, the Gold Ending Price closes 50% below the Gold Starting Price.

Because the Gold Return is -50%, and therefore greater than the Protection Percentage, you will receive a cash payment at maturity of $6.00 per $10.00 ROSPP calculated as follows:

$10.00 + ($10.00 x (-50% + 10%)) = $10.00 – $4.00 = $6.00

What are the tax consequences of the ROSPP?

Some of the tax consequences of your investment in the ROSPP are summarized below. The discussion below supplements the discussion under “Certain U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement. As described in the prospectus supplement, this section applies to you only if you are a U.S. holder (as defined in the accompanying prospectus supplement) and you hold your ROSPP as capital assets for tax purposes and does not apply to you if you are a member of a class of holders subject to special rules or are otherwise excluded from the discussion in the prospectus supplement.

The United States federal income tax consequences of your investment in the ROSPP are uncertain and the Internal Revenue Service could assert that the ROSPP should be taxed in a manner that is different than described below. Pursuant to the terms of the ROSPP, Barclays Bank PLC and you agree, in the absence of a change in law or an administrative or judicial ruling to the contrary, to characterize your ROSPP as a pre-paid cash-settled executory contract with respect to the Reference Asset. If your ROSPP are so treated, you should generally recognize capital gain or loss upon the sale or maturity of your ROSPP in an amount equal to the difference between the amount you receive at such time and the amount you paid for your ROSPP. Such gain or loss should generally be long-term capital gain or loss if you have held your ROSPP for more than one year.

In the opinion of our special tax counsel, Sullivan & Cromwell LLP, it would be reasonable to treat your ROSPP in the manner described above. This opinion assumes that the description of the terms of the ROSPP in this pricing supplement is materially correct.

As discussed further in the accompanying prospectus supplement, the Treasury Department and the Internal Revenue Service are actively considering various alternative treatments that may apply to instruments such as the ROSPP, possibly with retroactive effect. Other alternative treatments for your ROSPP may also be possible under current law. For example, it is possible that the Internal Revenue Service could assert that your ROSPP should be treated as giving rise to “collectibles” gain or loss if you have held your ROSPP for more than one year, although we do not think such a treatment would be appropriate in this case because (i) a sale or exchange of the ROSPP is not a sale or exchange of a collectible but is rather a sale or exchange of an executory contract that reflects the value of a collectible, and (ii) the executory contract tracks the value of gold only to a limited extent. “Collectibles” gain is currently subject to tax at marginal rates of up to 28%.

For a further discussion of the tax treatment of your ROSPP as well as other possible alternative characterizations, please see the discussion under the heading “Certain U.S. Federal Income Tax Considerations—Certain Notes Treated as Forward Contracts or Executory Contracts” in the accompanying prospectus supplement. You should consult your tax advisor as to the possible alternative treatments in respect of the ROSPP. For additional, important considerations related to tax risks associated with investing in the ROSPP, you should also examine the discussion in “Key Risks—Taxes”, in this pricing supplement.

Recently Enacted Legislation. Under recently enacted legislation, individuals that own “specified foreign financial assets” with an aggregate value in excess of $50,000 in taxable years beginning after March 18, 2010 will generally be required to file an information report with respect to such assets with their tax returns. “Specified foreign financial assets” include any financial accounts maintained by foreign financial institutions, as well as any of the following (which may include your ROSPP), but only if they are not held in accounts maintained by financial institutions: (i) stocks and securities issued by non-U.S. persons, (ii) financial instruments and contracts held for investment that have non-U.S. issuers or counterparties and (iii) interests in foreign entities. Individuals are urged to consult their tax advisors regarding the application of this legislation to their ownership of the ROSPP.

Key Risks

An investment in the ROSPP involves significant risks. Investing in the ROSPP is not equivalent to investing directly in Gold. Some of the risks that apply to an investment in the ROSPP offered hereby are summarized below, but we urge you to read the more detailed explanation of risks relating to the ROSPP generally in the “Risk Factors” section of the prospectus supplement. You should reach an investment decision only after you have carefully considered with your advisors the suitability of an investment in the ROSPP in light of your particular circumstances.

♦

At Maturity You Risk Losing Some of Your Principal—If the Gold Return is less than -10%, you will lose 1% (or a fraction thereof) of your principal for each 1% (or a fraction thereof) that the Gold Return is less than -10%. Accordingly, if the price of Gold has declined by more than 10% over the term of the ROSPP, you will lose some of your principal.

♦

Partial Protection Only If You Hold the ROSPP to Maturity—You will be entitled to receive at least 10% of the principal amount of your ROSPP only if you hold the ROSPP to maturity. The market value of the ROSPP may fluctuate between the date you purchase them and the Final Valuation Date. If you sell your ROSPP in the secondary market prior to maturity, you will not receive partial principal protection on the portion of your ROSPP sold. You should be willing to hold your ROSPP to maturity.

♦

Your Potential Return on the ROSPP Is Limited to the Maximum Gain—If the Gold Ending Price is greater than the Gold Starting Price, for each $10 principal amount ROSPP you will receive at maturity $10 plus an additional amount that will not exceed a predetermined percentage of the principal amount, regardless of the appreciation in Gold, which may be significant. We refer to this percentage as the Maximum Gain which is 22.80%.

♦

Credit of Issuer—The ROSPP are unsecured debt obligations of the Issuer, Barclays Bank PLC, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the ROSPP, including any principal protection, depends on the ability of Barclays Bank PLC to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of Barclays Bank PLC may affect the market value of the ROSPP and, in the event Barclays Bank PLC were to default on its obligations, you may not receive the partial protection or any other amounts owed to you under the terms of the ROSPP.

♦	No Interest Payments—As a holder of the ROSPP, you will not receive interest payments over the term of the Securities.

Owning the ROSPP is Not the Same as Owning Gold or Certain Other Related Contracts Directly—The return on your ROSPP will not reflect the return you would realize if you actually purchased Gold, or exchange-traded or over-the-counter instruments based on Gold. You will not have rights that holders of such instruments may have.

♦

Certain Built-In Costs Are Likely to Adversely Affect the Value of the ROSPP Prior to Maturity—While the payment at maturity, if any, for the offered ROSPP described in this pricing supplement is based on the full principal amount of the ROSPP, the original issue price of the ROSPP includes the agents’ commission and the estimated cost of hedging our obligations under the ROSPP through one or more of our affiliates. As a result, the price, if any, at which Barclays Bank PLC or its affiliates will be willing to purchase the ROSPP from you prior to maturity in secondary market transactions, if at all, will likely be lower than the original issue price, and any such sale prior to the maturity date could result in a substantial loss to you. The ROSPP are not designed to be short-term trading instruments. Accordingly, you should be willing and able to hold your ROSPP to maturity.

♦

Dealer Incentives—We, our affiliates and agents act in various capacities with respect to the ROSPP. We and other of our affiliates may act as a principal, agent or dealer in connection with the ROSPP. Such affiliates, including the sales representatives, will derive compensation from the distribution of the ROSPP and such compensation may serve as an incentive to sell these ROSPP instead of other investments. We will pay compensation of $ 0.20 per Security to the principals, agents and dealers in connection with the distribution of the ROSPP.

♦

Limited Liquidity—The ROSPP will not be listed on any securities exchange. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to offer to purchase the ROSPP in the secondary market but are not required to do so and may cease any such market making activities at any time. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the ROSPP easily. Because other dealers are not likely to make a secondary market for the ROSPP, the price at which you may be able to trade your ROSPP is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the ROSPP.

♦

Potential Conflicts—We and our affiliates play a variety of roles in connection with the issuance of the ROSPP, including acting as calculation agent and hedging our obligations under the ROSPP. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the ROSPP. In addition, Barclays Capital, the investment banking division of the Issuer, is a member of the London Gold Market Fixing Ltd., which determines the settlement price used for the Gold Starting Price and the Gold Ending Price. Actions by the London Gold Market Fixing Ltd. (the entity that determines the settlement price used for the Gold Starting Price and the Gold Ending Price) may have an adverse effect on the price of Gold and therefore on the market value of the ROSPP. No member of the London Gold Market Fixing Ltd., including Barclays Capital—the investment banking division of the Issuer, will have any obligations with respect to the amounts to be paid to you on the maturity date, or to consider your interests as an owner of ROSPP when it takes any actions that might affect the market value of the ROSPP. Although Barclays Capital is a member of the London Gold Market Fixing Ltd., the Issuer has no ability to control or predict the actions of the London Gold Market Fixing Ltd. These actions could include errors in information disclosed by the London Gold Market Fixing Ltd. or any discontinuance by them of that disclosure. However, we may currently, or in the future, engage in business with the London Gold Market Fixing Ltd. and any member of the London Gold Market Fixing Ltd. Neither we, nor any of our affiliates, including Barclays Capital or any other member of the London Gold Market Fixing Ltd., assume any responsibility for the adequacy or accuracy of any publicly available information about Gold, whether the information is contained herein or otherwise. You should make your own investigation into Gold and the London Gold Market Fixing Ltd.

♦

Taxes—The U.S. federal income tax treatment of the ROSPP is uncertain and the Internal Revenue Service could assert that the ROSPP should be taxed in a manner that is different than described above. As discussed further in the accompanying prospectus supplement, on December 7, 2007, the Internal Revenue Service issued a notice indicating that it and the Treasury Department are actively considering whether, among other issues, you should be required to accrue interest over the term of an instrument such as the ROSPP even though you will not receive any payments with respect to the ROSPP until maturity and whether all or part of the gain you may recognize upon sale or maturity of an instrument such as the ROSPP could be treated as ordinary income. The outcome of this process is uncertain and could apply on a retroactive basis. You should consult your tax advisor as to the possible alternative treatments in respect of the ROSPP.

♦

Potentially Inconsistent Research, Opinions or Recommendations by Barclays, UBS Financial Services Inc. or Their Respective Affiliates—Barclays, UBS Financial Services Inc. or their respective affiliates and agents may publish research from time to time on financial markets and other matters that may influence the value of the ROSPP, or express opinions or provide recommendations that are inconsistent with purchasing or holding the ROSPP. Any research, opinions or recommendations expressed by Barclays, UBS Financial Services Inc. or their respective affiliates or agents may not be consistent with each other and may be modified from time to time without notice. You should make your own independent investigation of the merits of investing in the ROSPP and the price of Gold.

♦

Many Economic and Market Factors Will Affect the Value of the ROSPP—In addition to the price of Gold on any trading day, the value of the ROSPP will be affected by a number of economic and market factors that may either offset or magnify each other, including:

♦	the expected volatility of the price of Gold;

♦	the time to maturity of the ROSPP;

♦	interest and yield rates in the market generally;

♦	a variety of economic, financial, political, regulatory or judicial events;

♦	supply and demand for the ROSPP; and

♦	our creditworthiness, including actual or anticipated downgrades in our credit ratings

♦

The ROSPP May Be Subject to Certain Risks Specific to Gold—Gold is a precious metal. Consequently, in addition to factors affecting commodities generally that are described in the prospectus supplement, a number of additional factors specific to precious metals, and in particular Gold, might cause price volatility. These may include, among others:

♦	disruptions in the supply chain, from mining to storage to smelting or refining;

♦	adjustments to inventory;

♦	variations in production costs, including storage, labor and energy costs;

♦	costs associated with regulatory compliance, including environmental regulations;

♦	changes in industrial, government and consumer demand, both in individual consuming nations and internationally;

♦	precious metal leasing rates;

♦	currency exchange rates;

♦	level of economic growth and inflation; and

♦

degree to which consumers, governments, corporate and financial institutions hold physical gold as a safe haven asset (hoarding) which may be caused by a banking crisis/recovery, a rapid change in the value of other assets (both financial and physical) or changes in the level of geopolitical tension.

♦

Historical Performance of the Price of Gold Should Not Be Taken as an Indication of the Future Performance of the Price of Gold during the Term of the ROSPP—It is impossible to know whether the price of Gold will rise or fall. The price of Gold will be influenced by complex and interrelated political, economic, financial and other factors.

♦

The Calculation Agent Can Postpone the Determination of the Gold Ending Level and the Maturity Date—If the calculation agent determines that a market disruption event has occurred or is continuing on the Final Valuation Date, the Final Valuation Date will be postponed until the first scheduled trading day on which no market disruption event occurs or is continuing. If such a postponement occurs, then the calculation agent will instead use the relevant price of Gold on the first scheduled trading day on which no market disruption event occurs or is continuing. In no event, however, will the Final Valuation Date be postponed by more than five scheduled trading days. As a result, the maturity date for the ROSPP could also be postponed. If a market disruption event occurs or is continuing on the fifth scheduled trading day, that day will nevertheless be the Final Valuation Date, and the calculation agent will make a good faith estimate in its sole discretion of the price of Gold that would have prevailed in the absence of the market disruption event. See “Reference Assets—Commodities—Market Disruption Events Relating to Securities with a Commodity as the Reference Asset” beginning on page S-94 of the prospectus supplement.

♦

The Amount You Receive At Maturity May Result in a Yield That is Less Than the Yield on a Standard Debt Security of Comparable Maturity—The amount you receive at maturity may result in a yield that is less than the return you could earn on other investments. For example, your yield may be lower than the yield you would earn if you bought a standard U.S. dollar-denominated, senior, non-callable debt security of Barclays Bank PLC with the same stated maturity date.

♦

The Payment Formula for the ROSPP Will Not Take Into Account All Developments in the Price of Gold—Changes in the price of Gold during the term of the ROSPP before the Final Valuation Date may not be reflected in the calculation of payment at maturity. Generally, the calculation agent will calculate the payment at maturity by comparing only the price of Gold on the Trade Date to the price of Gold on the Final Valuation Date. No other levels will be taken into account. As a result, you may lose up to 90% of your principal even if the price of Gold has risen at certain times during the term of the ROSPP before falling to a level below the Gold Starting Price on the Final Valuation Date.

♦

Potential Barclays Bank PLC Impact on Price—Trading or transactions by Barclays Bank PLC or its affiliates related to the price of Gold (including futures, options or other derivative products related to the price of Gold) may adversely affect the market value of Gold and, therefore, the market value of the ROSPP.

Historical Levels of the Price of Gold

The following chart shows historical performance of the afternoon Gold fixing price per troy ounce of Gold for delivery in London through a member of the London Bullion Market Association as reported by Bloomberg Professional Service on GOLDLNPM for the period from January 2, 2002 through December 23, 2010. On December 23, 2010, the London afternoon fixing reported on GOLDLNPM was $1,373.50. The historical performance of the price of Gold should not be taken as an indication of future performance, and no assurance can be given as to the price of Gold on any given day in the future.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

Description of the Reference Asset

The official U.S. dollar cash buyer settlement price that will be used for the Gold Starting Price and the Gold Ending Price will be determined by the calculation agent as the afternoon Gold fixing price per troy ounce of Gold for delivery in London through a member of the London Bullion Market Association authorized to effect such delivery, stated in U.S. dollars, as calculated by the London Gold Market Fixing Ltd. and displayed on Reuters Screen page “GOFO” that displays prices effective on the Trade Date and Final Valuation Date. The members of The London Gold Market Fixing Limited consist of Barclays Capital, The Bank of Nova Scotia—Scotia Mocatta, Deutsche Bank AG London, Societe Generale Corporate & Investment Banking, and HSBC. The fix is carried out twice a day, at 10:30 a.m. and 3:00 p.m. London local time via telephone by the 5 members, and the Gold Starting Price and the Gold Ending Price will be based on the 3:00 p.m. fix on the Trade Date and Final Valuation Date, respectively. For reference purposes only, the settlement price of Gold on the Trade Date and Final Valuation Date may be seen on GOLDLNPM on Bloomberg; provided, however, if there is any discrepancy between the prices specified published on Bloomberg and the prices determined by the calculation agent, the prices determined by the calculation agent shall prevail.

Supplemental Plan of Distribution

We have agreed to sell to Barclays Capital Inc. and UBS Financial Services Inc., together the “Agents”, and the Agents have agreed to purchase, all of the ROSPP at the price indicated on the cover of this pricing supplement, the document that has been filed pursuant to Rule 424(b)(2) and contains the final pricing terms of the ROSPP. UBS Financial Services Inc. may allow a concession not in excess of the underwriting discount set forth on the cover of the pricing supplement to its affiliates.

We or our affiliate have entered into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the ROSPP and the Agents and/or an affiliate may earn additional income as a result of payments pursuant to the swap, or related hedge transactions.

We have agreed to indemnify the Agents against liabilities, including certain liabilities under the Securities Act of 1933, as amended, or to contribute to payments that the Agents may be required to make relating to these liabilities as described in the prospectus and the prospectus supplement. We have agreed that UBS Financial Services Inc. may sell all or a part of the ROSPP that it purchases from us to its affiliates at the price that is indicated on the cover of this pricing supplement that is available in connection with the sale of the ROSPP.